UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modification to Rights of Security Holders.
To the extent required by Item 3.03 of Form 8-K, any material modification to the rights of security holders that resulted from the Reverse Stock Split (as defined herein) is contained in Item 5.03 of this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 30, 2016, Great Basin Scientific, Inc. (the “Company”) filed a Third Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware, which effected a reverse stock split of the Company’s common stock at a ratio of 1 to 35, (the “Reverse Stock Split”) on March 30, 2016 at 5:00 pm EDT.

The Reverse Stock Split was effected pursuant to the approval of the Company’s stockholders obtained at a special meeting (the “Special Meeting”) of its stockholders held on March 24, 2016.  At the Special Meeting, the stockholders approved an amendment to the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock at a ratio between 1 to 20 and 1 to 35, such ratio to be determined by the board of directors of the Company (the “Board”). On March 25, 2016, the Board held a meeting and approved the Reverse Stock Split at a ratio of 1 to 35, such Reverse Stock Split to be effective at 5:00 pm EDT on March 30, 2016.

As a result of the Reverse Stock Split, every thirty five (35) shares of the Company’s issued and outstanding common stock, par value $0.0001 was converted into one (1) share of common stock, par value $0.0001 reducing the number of issued and outstanding shares of the Company’s common stock from approximately 114.2 million to approximately 3.3 million.  There was no change in the par value of the common stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by thirty five (35) will have the number of post-reverse split shares of the Company’s common stock to which they are entitled rounded up to the next whole number of shares of the Company’s common stock. No stockholders will receive cash in lieu of fractional shares.

The Reverse Stock Split will not change the authorized number of shares of common stock or preferred stock of the Company.  Pursuant to the terms of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Shares”) and senior secured convertible notes (the “Convertible Notes”), the conversion price at which Series E Preferred Shares and Convertible Notes, respectively, may be converted into shares of common stock has been proportionately adjusted to reflect the Reverse Stock Split. In addition, pursuant to their terms, a proportionate adjustment has been made to the per share exercise price per share and number of shares issuable under of all of the Company’s outstanding stock options and warrants to purchase shares of common stock, and the number of shares reserved for issuance pursuant to the Company’s equity compensation plans has been reduced proportionately.

The above description of the Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1.

Trading of the Company’s common stock on the NASDAQ Capital Market on a split-adjusted occurred at the opening of trading on March 31, 2016. The trading symbol for the common stock remains “GBSN.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 39013L502.

Item 8.01    Other Events.

On March 30, 2016, the Company received notices of deferral pursuant to section 8(d) of the Company’s Convertible Notes from each of the holders of such Convertible Notes notifying the Company of each such holder’s election to defer the entire installment amount due such holder on April 29, 2016 (for which a pre-installment payment was due on March 31, 2016) until the next installment date of May 31, 2016 (for which pre-installment will be due on April 29, 2016).

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Third Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: April 1, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.